Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-285244, 333-277433, 333-270495, 333-263827 and 333-257478) pertaining to the 2021 Share Incentive Plan, Employee Stock Purchase Plan, 2020 Share Incentive Plan, 2016 Share Incentive Plan, and 2007 Share Option Plan of Taboola.com Ltd. of our reports dated February 25, 2026, with respect to the consolidated financial statements of Taboola.com Ltd. and the effectiveness of internal control over financial reporting of Taboola.com Ltd. included in this Annual Report (Form 10-K) for the year ended December 31, 2025.

Kost Forer Gabbay & Kasierer
A Member of EY Global
Tel-Aviv, Israel
February 25, 2026